Exhibit 99.1

Cherokee Global Brands Reports Second Quarter 2016 Financial Results

•                  Target elects not to renew license of Cherokee brand in the U.S. which expires January 31, 2017

•                  Q2 revenues of $8.5 million

•                  GAAP Net income totaled $1.9 million, or $0.22 per diluted share

•                  Acquired the Everyday California® Brand

SHERMAN OAKS, CA (September 10, 2015) — Cherokee Global Brands (NASDAQ: CHKE), a global brand marketing platform, today reported financial results for the second quarter Fiscal 2016 ended August 1, 2015.

Cherokee Global Brands also announced that Target Corporation has elected not to renew the license of the Cherokee brand in the US, which will expire at the end of its current term on January 31, 2017. The Target license, including the existing royalty obligations, will remain in effect and continue to generate revenues to Cherokee in Fiscal 2016 and 2017. The Company does not expect the non-renewal to have any material impact on Cherokee Global Brands’ revenue in Fiscal 2016. Cherokee Global Brands anticipates that it will establish new channels for Cherokee branded products in the U.S. that will be available in Fiscal 2018. The license agreement with Target for the Liz Lange brand remains in place at this time.  The non-renewal does not have any impact on other licenses of the Cherokee brand to other partners around the world.

“Target Corporation has been a great partner for nearly 20 years.  Moving forward, Cherokee Global Brands is in a strong position to enter into new platform partnerships that will expand Cherokee’s presence in the U.S.,” said Henry Stupp, Chief Executive Officer. “Large-scale retailers and wholesalers have frequently expressed interest in the Cherokee brand based on its multi-category relevance and high consumer awareness.  In the end, though, consumers make brands successful, and we know that Cherokee has a unique connection with many millions of consumers in the U.S. and around the globe.”

Mr. Stupp continued, “The transitions in our business continue to present exciting opportunities. We now have a full-spectrum Cherokee platform partnership with Sears Canada after transitioning from a previous partner. We have achieved a similar scale of success with Argos in both the UK and Ireland after transitioning from another partner.  Retail moves fast, and agility is the hallmark of Cherokee Global Brands’ approach as we actively identify and engage with desirable new licensing partners that fully leverage our platform capabilities.  Cherokee is a strong family brand with a proven track record of forging productive, profitable, multi-category partnerships around the globe.”

Revenues for the second quarter decreased approximately 3% to $8.5 million, compared with $8.8 million in the prior-year period.  The decrease in revenues versus the prior year period was principally due to the increased strength of the U.S. dollar and lower sales of Cherokee-branded products in the UK and Canada. The reduction in sales were due to the timing related to the termination of the Tesco relationship and the Argos launch in the UK this past July and in Canada due to the Target Canada bankruptcy earlier this year with the Sears Canada launch slated for February 2016.

SG&A expenses totaled $5.3 million, a 5.8% increase from $5.1 million in the prior-year period. The increase in SG&A was primarily due to an increase in professional fees related to the protection of intellectual property, transaction costs related to potential acquisitions and stock based compensation.

Operating income totaled $3.1 million, a decrease of 15%, compared with $3.7 million in the prior-year period.  Operating margin was 37% versus 42% in the prior year period. For the six months ended August 1, 2015, operating margin was 48% versus 47% in the prior year period.

Net income totaled $1.9 million, or $0.22 per diluted share, compared to $2.3 million, or $0.27 per diluted share, in the prior-year period. For the six months ended August 1, 2015 net income totaled $5.5 million, or $0.62 per diluted share, compared with $5.8 million, or $0.69 per diluted share, in the prior year period.

“Cherokee Global Brands continues to focus on the development of our global brands, creating value for our licensing partners and generating strong financial returns for our shareholders,” said Henry Stupp, Chief Executive Officer.

At August 1, 2015, the Company had cash and cash equivalents of $9.8 million, compared to $7.6 million as of January 31, 2015.

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET.  A slide presentation will accompany the prepared remarks and has been posted along with the webcast link on Cherokee’s website.

To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (International) ten minutes prior to the start time. The earnings call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at http://www.cherokeeglobalbrands.com.

For those unable to participate during the live broadcast, a replay will be through Thursday, September 24, at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (International) and use conference ID: 13613937.

About Cherokee Global Brands

Cherokee Global Brands is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California® and Sideout®, across multiple consumer product categories and retail tiers around the world. The Company currently maintains licensing agreements with leading retailers and manufacturers that span over 50 countries in 7,000 retail locations. Its retail and e-commerce platform partnerships include: Target Stores (U.S.), Kohl’s (U.S.), Sears Canada (Canada), Argos & Sports Direct (UK and Ireland), RT-Mart (Peoples Republic of China), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Nishimatsuya (Japan), Landmark Group’s Max Stores (certain Middle East and North Africa countries), Reliance Trends Stores (India) and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words “anticipates,” “believes,” “expects,” “may,” “should,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding the impact of the non-renewal of the Target license agreement and potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Liz Lange, Completely Me, Tony Hawk and Hawk Brands, Sideout, Everyday California and Carole Little branded products, the Company’s ability to secure new licensees for the Cherokee brand in the U.S.  and the Company’s dependence on its key management personnel. The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2015, and in its periodic reports on Forms 10-Q and 8-K. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

Cherokee Global Brands Jason Boling, CFO 818-908-9868	Addo Communications Patricia Nir 310-829-5400

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

(amounts in thousands, except share and per share amounts)

	August 1, 2015	January 31, 2015
Assets
Current assets:
Cash and cash equivalents	$9,797	$7,581
Receivables	8,317	7,425
Income taxes receivable	1,291	919
Prepaid expenses and other current assets	446	431
Deferred tax asset	412	412
Total current assets	20,263	16,768
Trademarks, net	40,706	39,821
Deferred tax asset	272	858
Property and equipment, net	1,251	1,165
Other assets	44	48
Total assets	$62,536	$58,660

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$1,624	$1,720
Current portion of long term debt	7,308	7,308
Income taxes payable	—	—
Deferred revenue—current	38	17
Accrued compensation payable	556	1,430
Total current liabilities	9,526	10,475
Long term liabilities:
Long term debt	14,182	17,836
Income taxes payable	399	391
Other non-current	356	121
Total liabilities	24,463	28,823
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,713,366 issued and outstanding at August 1, 2015 and 8,558,411 issued and outstanding at January 31, 2015	174	171
Additional paid-in capital	26,756	24,024
Retained earnings	11,143	5,642
Total stockholders’ equity	38,073	29,837
Total liabilities and stockholders’ equity	$62,536	$58,660

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(amounts in thousands, except per share amounts)

	Three Months ended		Six Months ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014

Royalty revenues	$8,482	$8,764	$18,712	$18,725
Selling, general and administrative expenses	5,131	4,818	9,361	9,380
Amortization of trademarks	211	233	421	466

Operating income	3,140	3,713	8,930	8,879

Other income (expense):
Interest (expense)	(165)	(212)	(340)	(452)
Interest income and other income (expense), net	(2)	—	(2)	—

Total other income (expense), net	(167)	(212)	(342)	(452)

Income before provision for income taxes	2,973	3,501	8,588	8,427

Income tax provision	1,045	1,249	3,087	2,583

Net income	$1,928	$2,252	$5,501	$5,844

Basic earnings per share	$0.22	$0.27	$0.64	$0.70

Diluted earnings per share	$0.22	$0.27	$0.62	$0.69

Weighted average shares outstanding:
Basic	8,691	8,414	8,631	8,405

Diluted	8,951	8,457	8,875	8,439

Dividends declared per share	$0.00	$0.05	$0.00	$0.10